Exhibit 10.14
FY11 Sales Compensation Plan

Name:	Kevin Mosher	On Quota Date:	5/1/2010

Title:	Senior Vice President, Worldwide Field Operations	Manager:	Tom Reilly
Revenue Target                    As provided in the ArcSight FY 2011 internal operating plan.

Revenue Commissions	Q1	Q2	Q3	Q4
0 - ≤90%	$0	$0	$0	$0
>90 - ≤95%	$250	$250	$250	$250
>95 - ≤100%	$1,250	$1,250	$1,250	$1,250
>100 - ≤105%	$3,000	$3,000	$3,000	$3,000
>105%	$6,000	$6,000	$6,000	$6,000

	Q1	Q2	Q3	Q4	FY11
Quarterly Revenue Bonus	$10,000	$10,000	$10,000	$10,000	$40,000

Margin Contribution Bonus	Q1	Q2	Q3	Q4
100%	$10,000	$10,000	$10,000	$10,000
>100 - ≤105%	$23,000	$23,000	$23,000	$23,000
>105 - ≤115%	$35,000	$35,000	$35,000	$35,000
>115%	$40,000	$40,000	$40,000	$40,000

Target Earnings	Q1	Q2	Q3	Q4	FY11
Salary	$75,000	$75,000	$75,000	$75,000	$300,000
Revenue Commission	$30,000	$30,000	$30,000	$30,000	$120,000
Quarterly Revenue Bonus	$10,000	$10,000	$10,000	$10,000	$40,000
Margin Contribution Bonus	$10,000	$10,000	$10,000	$10,000	$40,000

Total Compensation	$125,000	$125,000	$125,000	$125,000	$500,000

	% of Target
Earnings Above Quota	100%	105%	110%	115%
Salary	$300,000	$300,000	$300,000	$300,000
Revenue Commission	$120,000	$180,000	$300,000	$420,000
Quarterly Revenue Bonus	$40,000	$40,000	$40,000	$40,000
Margin Contribution Bonus	$40,000	$92,000	$140,000	$140,000

Total Compensation	$500,000	$612,000	$780,000	$900,000

ArcSight FY11 Sales Compensation Plan
EXHIBIT A — Specific Terms and Conditions
Senior Vice President, Field Operations
CALCULATION OF COMMISSIONS1
I.	Revenue Commissions: Revenue Commissions are calculated based on achievement by the Company of the quarterly Revenue target specified in the Company’s fiscal 2011 internal operating plan (“Revenue Target”). The Commissions for each percentage of achievement of the Revenue Target are calculated as follows:
•	provided that actual Revenues exceed 90% of the Revenue Target for the quarter, $250 multiplied by the percentage of Revenue Target achieved up to 95%; plus

•	$1,250 multiplied by the percentage of Revenue Target achieved in excess of 95% up to 100%; plus

•	$3,000 multiplied by the percentage of Revenue Target achieved in excess of 100% up to 105%; plus

•	$6,000 multiplied by the percentage of Revenue Target achieved in excess of 105%, in each case, where the percentage of Revenue Target achieved and the percentages defining each range of performance above are rounded down to the nearest tenth of a percent and multiplied by 100.
II. Quarterly Revenue Bonus: Quarterly Revenue Bonuses will be paid for achieving Revenue at least equal to Q1 Revenue Target, Q2 Revenue Target, Q3 Revenue Target, and Q4 Revenue Target. A Plan participant will be eligible for a Quarterly Revenue Bonus only if the Plan participant was employed by ArcSight on the last day of the applicable fiscal quarter.

[1]	The calculation of Commissions described in this Exhibit A is qualified in its entirety by the terms and conditions of Exhibit B.

III. Margin Contribution Bonus: Each quarter the Commission amount attributable to operating expense/contribution margin will be determined by either incurring actual sales operating expenses less than or equal to the sales operating expense target specified for such quarter in the Company’s fiscal 2011 internal operating plan or achieving actual sales contribution margins equal to or greater than the sales contribution margin target specified for such quarter in the Company’s fiscal 2011 internal operating plan. The quarterly bonus will vary depending on the level of Revenue achieved relative to the year-to-date Revenue Target. For example, in Q1 if the Revenue achieved equaled 102% of the year-to-date Revenue Target and either the actual operating costs were less than target or the actual contribution margin was greater than target, then the bonus earned would be equal to the “>100 — ≤105%” amount described on the cover page of this Plan.
IV. Stock in Lieu of Cash: On the recommendation of the Company’s Chief Executive Officer and approval by the Compensation Committee, all or a portion of the Revenue commissions under Section I or the margin contribution bonus under Section III, in each case that are payable at the greater than 100% level, may be paid in the form of a “Stock Bonus Award” under the Company’s 2007 Equity Incentive Plan (as such term is defined therein) in lieu of payment in cash.

ArcSight FY11 Sales Compensation Plan
EXHIBIT B — General Terms and Conditions
OBJECTIVES
This ArcSight FY11 Sales Compensation Plan (this “Plan”) describes the terms of your sales compensation at ArcSight, Inc. (“ArcSight” or the “Company”) for the Plan Year, which is intended to achieve the following objectives:
•	Increase sales for the Company’s services and products.

•	Reward consistent achievement and over plan performance on a quarterly basis.

•	Reward sales personnel for their contribution to the achievement of Company objectives.

•	Attract and retain an effective sales team.
DEFINITIONS
1.	Commissions — Opportunity for compensation in addition to the base salary. Commissions for software and appliances (“Products”), maintenance and support (“Maintenance”) and professional services (“Services”) are based on Revenues recognized by the Company for such Products, Maintenance and Services.

2.	Sales Contract — Comprehensive set of legally binding documents and required approvals and signatures associated with each Booking, generally an end user license agreement signed by ArcSight and the customer (or, in the case of shrinkwrap agreements, agreed to by the customer) or a flow-down agreement between the reseller and the customer. Sales Contracts typically include the following items:
a.	Software License and/or Appliance Revenues — Revenues associated with licensing of software products and/or sale of appliance products.

b.	Service Revenues — Revenues associated with sale of consulting and installation projects that are normally billed as time and materials. Expenses incurred in the performance of Services are billed to the customer. These expenses are not counted towards Booking Value for the purpose of calculating Commissions.

c.	Maintenance Revenues — Revenues associated with Maintenance.

d.	Revenues — Software License and/or Appliance Revenues, Services Revenues and Maintenance Revenues.
3.	Plan Year — FY11 (May 1, 2010 — April 30, 2011)
A.	COMMISSION VESTING AND PAYMENTS
Plan participants are eligible to earn Commissions in addition to base salary. All compensation (including Commissions) described herein are subject to withholding and other applicable taxes.

ADDITIONAL TERMS
1.	Payout. Commissions are payable at the end of each month for all Revenues from the prior month.

2.	Termination of Employment. Upon termination of employment, a Plan participant will be paid only Commissions earned (as described above under “Commission Vesting and Payments”) for Revenues recognized by the Company through the date of termination. No Commissions will be paid for Revenues recognized by the Company after the date of termination. Commissions that are earned at the time of termination will be paid no later than the last day of the month following the month in which the termination becomes effective.

3.	Dispute Resolution. Disagreements or disputes between ArcSight and any Plan participant arising out of or relating to interpretation or implementation of this Plan, calculation of Commissions shall be submitted to ArcSight’s CFO and CEO, acting together, for resolution. The CFO and CEO, acting together, shall decide the issue in their sole discretion. Such decision will be final and binding.

4.	Modifications. The Company can modify Exhibit A and Exhibit B of this Plan upon 20 days’ written notice to applicable sales team members.

5.	Reconciliation of Negative Commission Balances. If a payment by the Company results in a negative Commission balance, the negative balance will carry forward and will be offset against future earned Commissions until the negative balance is eliminated.

In the event that a negative balance exists upon termination, (i) such a balance constitutes a debt to ArcSight for which the Plan participant remains fully responsible to repay; (ii) ArcSight will deduct the balance from the Plan participant’s final paycheck to the extent allowed by law; and (iii) if the deduction from the final paycheck is insufficient to cover the balance, the Plan participant will be responsible to pay back any remaining balance to ArcSight.

6.	Ethical and Legal Standards.
1.	No employee may pay, offer to pay or give any of their incentive compensation or anything else of value to any reseller, agent, customer or representative of the customer or any other person as an inducement or reward for assistance in obtaining a sale or retaining a customer relationship.

2.	Gifts and entertainment above a nominal amount shall not be given to customers, agents or representatives except in accordance with ArcSight’s Travel, Entertainment and General Expense Policy, the Code of Business Conduct and Ethics, the Legal Compliance Policy, the Policy Regarding Improper Influence of Foreign Officials and the Policy and Rules of Conduct for Doing Business with the Government.

3.	No ArcSight employee shall enter into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor in regard to prices, terms, or conditions of sales, distribution, territories or customers, nor engage in any other conduct which may violate any of the antitrust and/or trade regulation and/or practices.

4.	Sales personnel are bound by and must comply at all times with ArcSight’s policies and procedures for entering into business arrangements with customers, vendors, and other third parties. ArcSight contracts with customers and other parties through formal, written agreements. No ArcSight employee shall enter into a side agreement with any third parties, including customers and vendors.

5.	Eligibility for Commissions is conditioned upon full adherence by Plan participants with ArcSight’s policies and procedures regarding conflicts of interest and ethical and legal standards. Any failure to comply with such policies and laws will result in the denial or recovery of a Commission, and will subject the salesperson to further disciplinary action, up to and including termination.
7.	No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of U.S. salespersons’ employment with ArcSight or the employment agreements in effect outside the U.S., nor does it constitute a guarantee of employment for a specified period. Employment with ArcSight in the U.S. is at will, which means that either the salesperson or ArcSight may terminate the employment relationship at any time, with or without cause or prior notice.

8.	Confidentiality. This Plan is deemed confidential information of the Company to the fullest extent allowed by law.

9.	Entire Agreement; Effective Date. This Plan constitutes the entire agreement between ArcSight and the Plan participant identified herein with respect to the subject matter hereof, and it supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. This Plan is effective from the later of May 1, 2010 or a Plan participant’s start date and will apply only to Commissions relating to Revenues that occur during the Plan Year. ArcSight will have no obligation to pay any Commissions for Revenues that are not earned by April 30, 2011.